[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

Exhibit 5.1

September 20, 2016

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

RE:	Gilead Sciences, Inc.
1.950% Senior Notes due 2022
2.500% Senior Notes due 2023
2.950% Senior Notes due 2027
4.000% Senior Notes due 2036
4.150% Senior Notes due 2047

Ladies and Gentlemen:

We have acted as special counsel to Gilead Sciences, Inc., a Delaware corporation (the “Company”), in connection with the public offering of (a) $500,000,000 aggregate principal amount of the Company’s 1.950% Senior Notes due 2022 (the “2022 Notes”), (b) $750,000,000 aggregate principal amount of the Company’s 2.500% Senior Notes due 2023 (the “2023 Notes”), (c) $1,250,000,000 aggregate principal amount of the Company’s 2.950% Senior Notes due 2027 (the “2027 Notes”), (d) $750,000,000 aggregate principal amount of the Company’s 4.000% Senior Notes due 2036 (the “2036 Notes”) and (e) $1,750,000,000 aggregate principal amount of the Company’s 4.150% Senior Notes due 2047 (together with the 2022 Notes, the 2023 Notes, the 2027 Notes and the 2036 Notes, the “Securities”) to be issued under the Indenture, dated as of March 30, 2011 (the “Base Indenture”), as supplemented by the Sixth Supplemental Indenture, dated as of September 20, 2016 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

Gilead Sciences, Inc.

September 20, 2016

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)    the registration statement on Form S-3 (File No. 333-194298) of the Company relating to the Securities and other securities of the Company filed on March 4, 2014 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, being hereinafter referred to as the “Registration Statement”);

(ii)    the prospectus, dated March 4, 2014 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(iii)    the prospectus supplement, dated September 15, 2016 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(iv)    the pricing term sheet, dated September 15, 2016, relating to the offering of the Securities in the form filed with the Commission pursuant to Rule 433(d)(5)(iii) of the Rules and Regulations;

(v)    an executed copy of the Underwriting Agreement, dated September 15, 2016 (the “Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities;

(vi)    the global certificates evidencing the Securities registered in the name of Cede & Co. (the “Note Certificates”) in the form delivered by the Company to the Trustee for authentication and delivery;

(vii)    an executed copy of the Base Indenture;

(viii)    an executed copy of the Sixth Supplemental Indenture;

(ix)    an executed copy of a certificate of Brett Pletcher, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(x)    a copy of the Company’s restated certificate of incorporation, as in effect on March 30, 2011, certified by the Secretary of State of the State of Delaware as of March 22, 2011, and certified pursuant to the Secretary’s Certificate;

(xi)    a copy of the Company’s restated certificate of incorporation and a copy of the Company’s amendment to certificate of incorporation, as in effect on the date hereof, certified by the Secretary of State of the State of Delaware as of September 15, 2016, and certified pursuant to the Secretary’s Certificate;

Gilead Sciences, Inc.

September 20, 2016

(xii)    a copy of the Company’s bylaws, as amended and in effect as of March 30, 2011, certified pursuant to the Secretary’s Certificate;

(xiii)    a copy of the Company’s bylaws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(xiv)    a copy of certain resolutions of the Board of Directors of the Company, adopted on January 20, 2011, certified pursuant to the Secretary’s Certificate;

(xv)    copies of certain resolutions of the Board of Directors of the Company, adopted on May 11, 2016, and certain resolutions of the Offering Committee thereof, adopted on September 8, 2016, each certified pursuant to the Secretary’s Certificate;

(xvi)    an executed copy of the pricing certificate of Robin L. Washington, Chief Financial Officer of the Company, dated September 15, 2016.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to the effect of any non-Opined on Law on the opinions stated herein.

The Indenture and the Note Certificates are referred to herein collectively as the “Transaction Agreements.”

Gilead Sciences, Inc.

September 20, 2016

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Note Certificates have been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)    the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)    except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d)    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

(e)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates; and

(f)    to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.

Gilead Sciences, Inc.

September 20, 2016

In addition, in rendering the foregoing opinions we have assumed that:

(a)    the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization, except to the extent expressly stated in the opinions contained herein with respect to the Company and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Agreements, except to the extent expressly stated in the opinions contained herein with respect to the Company;

(b)    the Company has the corporate power and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements, except to the extent expressly stated in the opinions contained herein with respect to the Company;

(c)    each of the Transaction Agreements has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company, except to the extent expressly stated in the opinions contained herein with respect to the Company;

(d)    neither the execution and delivery by the Company of the Transaction Agreements nor the consummation by the Company of the transactions contemplated thereby, including the issuance and sale of the Securities: (i) conflicts or will conflict with the certificate of incorporation or bylaws of the Company, except to the extent expressly stated in the opinions contained herein with respect to the Company (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined on Law); and

(e)    neither the execution and delivery by the Company of the Transaction Agreements nor the consummation by the Company of the transactions contemplated thereby, including the issuance and sale of the Securities, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

(f)    in rendering the opinion set forth above, we have assumed that the Trustee’s certificates of authentication of the Note Certificates will have been manually signed by one of the Trustee’s authorized officers.

Gilead Sciences, Inc.

September 20, 2016

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you if any subsequent changes in facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SJK